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                                                                      EXHIBIT 11

                           SI DIAMOND TECHNOLOGY, INC.

                     COMPUTATION OF (LOSS) PER COMMON SHARE



                                                              For the Three Months Ended        For the Six Months Ended
                                                                       June 30,                         June 30,
                                                            ------------------------------    -----------------------------
                                                                1998             1997              1998             1997
                                                                ----             ----              ----             ----
Computation of (loss) per common share:

     Net loss applicable to common shareholders ........    $   (699,097)    $ (1,991,162)    $ (2,290,443)    $ (3,401,686)
                                                            ------------     ------------     ------------     ------------

Weighted average number of common shares outstanding ...      34,436,519       15,065,460       30,600,328       14,327,869

     Net loss per common share .........................    $      (0.02)    $      (0.13)    $      (0.08)    $      (0.24)
                                                            ============     ============     ============     ============


Computation of (loss) per common share
  assuming full dilution (A):


  No calculation of loss per common share assuming full dilution is submitted because such computation results in an antidilutive loss per common share.